EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:	Richard Land
Adam Chibib	James Leahy
Chief Financial Officer	JCIR
Multimedia Games Holding Company, Inc.	212-835-8500 or mgam@jcir.com
512-334-7500

MULTIMEDIA GAMES' SECOND QUARTER REVENUE RISES 18% TO $46.6 MILLION AND EBITDA INCREASES 32% TO $24.1 MILLION; REPORTS DILUTED EPS OF $0.31

- Deploys 1,104 New Revenue Units, Including 580 For-Sale Units
and 524 Net Additions to Installed Base -

- Raises Fiscal 2013 EPS and EBITDA Guidance to $0.98-$1.02
and $90-$92 Million, Respectively -

AUSTIN, Texas, April 30, 2013 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2013 second quarter ended March 31, 2013, as summarized below:

Summary of 2013 Q2 Results
(In millions, except per share and unit data)

	Three Months Ended March 31,
	2013	2012
Revenue	$46.6	$39.5
EBITDA(1)	$24.1	$18.2
Operating income (2)	$13.9	$6.7
Net income (2)	$9.3	$6.8
Diluted earnings per share (2)	$0.31	$0.24
Pro-forma diluted earnings per share (3)	$0.31	$0.22

New units sold	580	472

Domestic participation installed units:
Average	11,540	9,721
Quarter-end	11,712	9,891

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Operating income, net income and diluted earnings per share (“EPS”) for the three month period ended March 31, 2013, reflects a change in the depreciable lives for the Company's gaming operations equipment as described on page 3.

(3)
Pro-forma diluted earnings per share for the three month period ended March 31, 2012, reflects the following adjustments; (i) a tax expense rate of 32.3%, representing the effective tax rate for the fiscal 2013 second quarter, which results in a $0.07 per diluted share reduction from the reported results; and, (ii) an estimated $0.05 benefit to fully diluted EPS related to the change in depreciable lives of its gaming operations equipment (which is described in more detail below).

	Three Months Ended March 31,
	2013	2012
Diluted EPS as reported (2) (3)	$0.31	$0.24
Pro-forma at 32.3% tax rate	—	(0.07)
Normalize depreciation, net of tax	—	0.05
Pro-forma diluted EPS (3)	$0.31	$0.22

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “Our strategies to expand the Company's total addressable market and invest in the development of great games that resonate with customers continue to drive robust financial growth and a further strengthening of both our balance sheet and our Company. In the fiscal 2013 second quarter, total revenues grew approximately 18% to over $46 million, driven by continued strength in unit sales and the ongoing expansion of our installed base of participation units. For the third consecutive quarter we deployed over 1,000 new revenue units, with deployments across 22 states in the fiscal 2013 second quarter. With the 18% rise in second quarter revenues and a slight decline in total operating expenses, the Company generated year-over-year EBITDA growth of over 32%, which highlights the tremendous operating leverage in our business model.

“During the March 2013 quarter, our new MForce™ gaming platform and several game themes achieved a key milestone as they received final approval from the Nevada Gaming Commission, allowing us to pursue performance field trials at casinos throughout the state. Our fiscal second quarter 2013 results include initial contributions from the sale and placement of a small number of games in Nevada. We are making solid progress with additional technical trials of the MForce platform as well as additional game titles which will allow us to expand our presence in the state. We also recently began technical field trials of our TournEvent® slot tournament system in Nevada.

“Our gaming operations business also continued its growth, as we added over 500 units to our installed base for the third consecutive quarter. Growth was driven primarily by placements outside of Oklahoma which increased by 395 units, or 12.6%, on a quarterly sequential basis. Our installed base growth in higher-yielding markets combined with a growing number of premium game placements led to an increase in average revenue per day despite reported gaming revenue weakness in the majority of our markets. Premium games grew by over 180 units, bringing our total footprint to 505 games outside of Oklahoma.”

Ramsey concluded, “Our success in the first half of fiscal 2013 has positioned the Company for continued progress in the second half of the year as the awareness and availability of our products in a larger portion of the domestic marketplace continues to expand. Creating games that clearly resonate with players and deliver value to operators is enabling Multimedia Games to grow market share in existing markets and successfully enter new markets. Given our improving outlook, we are raising our diluted EPS outlook for fiscal 2013 to a range of $0.98-$1.02 from our prior $0.79-$0.84 range.”

Summary of Fiscal 2013 Second Quarter Operating Results
Multimedia Games' fiscal 2013 second quarter revenue rose 17.8%, or $7.0 million, to $46.6 million, compared to revenue of $39.5 million in the fiscal 2012 second quarter. Fiscal 2013 second quarter revenue included approximately $33.4 million from gaming operations and approximately $12.8 million from gaming equipment and system sales, compared with $29.0 million from gaming operations and $10.1 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenue in the fiscal 2013 second quarter grew 15.0% to $33.4 million, as a $0.6 million, or approximately 4%, year-over-year decline in Oklahoma revenues from a very strong second quarter a year ago was more than offset by growth in each of the Company's other markets. Multimedia Games' ending installed base of participation machines increased by 1,821 units, or 18.4%, from the fiscal 2012 second quarter and by 524 units, or 4.7%, on a quarterly sequential basis. There was broad based unit growth across the Company's markets including a combined 134 units added in Louisiana, Mississippi and California and 120 units added throughout the Midwest. Included in the quarter-end participation base were 505 premium participation units deployed outside of Oklahoma, an increase of 187 units, or 58.8%, on a quarterly sequential basis. Fiscal 2013 second quarter revenue also benefitted from a 5.5%, or $0.2 million, year-over-year rise in revenues related to the Company's operation of the central determinant system for the New York Lottery.

Gaming equipment and system sales in the fiscal 2013 second quarter increased 26.4% to $12.8 million, from $10.1 million in the prior-year period. During the quarter, the Company recorded revenue of $11.0 million related to the sale of 580 new units and $1.3 million in revenue related to parts and equipment sales, compared to $8.5 million in revenue related to the sale of 472 new units and $0.7 million related to parts and equipment sales in the year-ago period. Multimedia Games sold units into 19 markets, including modest initial unit sales in Nevada and Illinois, while Washington, Michigan and California were the Company's three largest markets for new unit sales with a combined total of 267 units sold. There was $0.5 million and $0.9 million of deferred revenues for the sale of player stations and a system in a prior-year period recognized in the fiscal 2013 and fiscal 2012 second quarter periods, respectively.

Other revenue, primarily comprised of service revenue, was approximately $0.4 million in both the fiscal 2013 and fiscal 2012 second quarter periods.

Total operating expenses for the fiscal 2013 second quarter fell $0.2 million, or 0.7%, to $32.7 million as an increase in total cost of goods sold was more than offset by lower depreciation and amortization reflecting the Company's decision to change the depreciation schedule for its gaming operations equipment, as previously reported. Total cost of goods sold increased by $1.5 million due to an increase in the number of units sold as well as the significant increase in the number of participation units in the Company's installed base compared to the prior-year period. Selling, general and administrative (“SG&A”) expenses fell 5.7%, or $0.7 million, to $11.6 million, primarily reflecting lower marketing and inventory expenses which were partially offset by higher salary and benefit costs. SG&A for both the fiscal 2013 and fiscal 2012 second quarter periods includes non-cash stock compensation costs of approximately $1.0 million. Depreciation and amortization was $8.1 million in the fiscal 2013 second quarter compared to $9.5 million in the prior-year period, primarily reflecting the previously disclosed change in the depreciable lives for gaming operations equipment from 36 months to 48 months, effective as of October 1, 2012, which is more consistent with the useful life of the Company's products as well as with the standard used by the majority of the gaming equipment suppliers in the industry. Research and development expenses of $4.3 million in the fiscal 2013 second quarter compares to $3.9 million in the prior-year period and reflects the Company's ongoing efforts to develop innovative gaming products that deliver high-value player entertainment.

Operating income rose to $13.9 million and operating margins improved to 29.9% in the fiscal 2013 second quarter compared to 16.9% in the year-ago period, driven by the rise in revenue, increased high-margin recurring revenue in the overall mix and the slight decline in total operating expenses. For the fiscal 2013 second quarter, Multimedia Games reported net income of $9.3 million, or $0.31 per diluted share, compared to net income of $6.8 million, or $0.24 per diluted share, in the fiscal 2012 second quarter. Net income and diluted earnings per share for the fiscal 2013 second quarter reflect a tax expense rate of 32.3% while net income and diluted earnings per share in the prior-year period reflect a tax expense rate of 2.6%.

Balance Sheet Review
Multimedia Games ended the fiscal 2013 second quarter with $81.5 million in cash and net cash (total cash in excess of total debt) of $50.0 million, versus net cash of $40.9 million and $22.2 million as of December 31, 2012, and March 31, 2012, respectively. The fiscal 2013 second quarter represents the seventeenth consecutive quarter the Company has grown net cash or reduced net debt. The Company generated free cash flow of $7.6 million in the quarter compared to $12.2 million in the year-ago period. Capital expenditures were $12.9 million compared to $11.5 million a year ago, reflecting continued investment in the Company's installed base.

In the second quarter of fiscal 2013, the Company repurchased approximately 103,000 shares of its common stock at an average price of $16.00 per share, excluding commissions, for total consideration of approximately $1.6 million. As of March 31, 2013, the Company had approximately $36.3 million remaining under its existing $40.0 million share repurchase authorization which was announced in November 2012. Since December 2010, the Company has repurchased approximately 2.5 million shares of its common stock.

Adam Chibib, Chief Financial Officer, commented, “Our second quarter results again highlight the Company's operating momentum and the benefits of our strengthened financial position. Products such as TournEvent and the High Rise Games® series are garnering customer attention and are playing a key role as we successfully enter new markets and gain share in existing markets. During the fiscal 2013 second quarter, we generated our first sales in Nevada and Illinois. We also continue to invest in the business to drive future growth and to return capital to shareholders through share repurchases. Based on the strong first half and our expectations for continued profitability and operating performance in the second half of the year, we are raising our fiscal 2013 financial guidance.”

Updated Fiscal 2013 Outlook
Reflecting the strong financial performance in the first half, Multimedia Games today raised its fiscal 2013 guidance. The Company now forecasts fiscal 2013 revenues in the range of $183.2-$185.6 million, representing total revenue growth of approximately 17%-19% year over year. The revised revenue growth forecast assumes unit sales of 2,450-2,550 units as well as continued quarterly sequential increases in the domestic installed base. The fiscal 2013 revenue guidance also includes the previously disclosed early fourth quarter reduction in revenue share percentage on approximately 1,000 units installed at the WinStar World Casino in Oklahoma. The Company expects this reduction in revenue share percentage to impact diluted EPS by $0.02 in the fiscal fourth quarter. The current unit sales and installed base growth forecast for fiscal 2013 includes an expectation for a measured level of unit deployments into Nevada and Illinois over the balance of the fiscal year as Multimedia Games continues to build its library of approved games in these jurisdictions.

The Company now expects to generate EBITDA, a non-GAAP financial measure, of $90.0-$92.0 million in fiscal 2013, representing growth of approximately 27%-29% over total fiscal 2012 EBITDA of $71.1 million.

Revised Fiscal 2013 Guidance
(In millions, except per-share)

Twelve Months Ended September 30, 2013
	Revised Guidance	Prior Guidance(1)
Revenue	$ 183.2-185.6	$ 174.2-177.1
EBITDA	$ 90.0-92.0	$ 81.0-84.0

Diluted earnings per share	$ 0.98-1.02	$ 0.79-0.84

(1)	Represents Company guidance for fiscal 2013 provided on January 30, 2013.

Operating margins for the fiscal 2013 third and fourth quarter periods are expected to decline from the second quarter and should be in line with the first quarter as unit sales are currently anticipated to comprise a higher mix of the overall revenue generated in the second half of the year and the Company incurs higher marketing costs in the fiscal fourth quarter related to the annual industry trade show, G2E. The Company currently expects its tax rate to range from 35% to 39% in the second half of fiscal 2013 compared to 34.5% in the first half of the fiscal year and a benefit of 11.4% in fiscal 2012. As a result, Multimedia Games now expects to report fiscal 2013 diluted EPS of $0.98-$1.02, representing a year-over-year increase of approximately 40%-46% over fiscal 2012 diluted EPS as adjusted for the new depreciation schedule and when applying a 35.7% tax rate (the average of the actual rate for the first half of the year and the mid-point of the Company's expected tax rate for the second half of fiscal 2013) for fiscal 2012.

	Fiscal 2012	Revised Fiscal 2013 Guidance
EPS Reconciliation:		Low	High
As reported	$0.96
Pro-forma at 35.7% tax rate	(0.41)
Impact of depreciation, net of tax	0.15	—	—
Adjusted, Pro-forma EPS	$0.70	$0.98	$1.02

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company's markets, operations, regulatory requirements, and its estimates and assumptions. See the risk factors in our publicly-filed Form 10-K's and subsequent filings and other items as more fully described in the section below titled “Cautionary Language.”

2013 Second Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, April 30, 2013, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 720-545-0001 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at http://ir.multimediagames.com/events.cfm.

Non-GAAP Financial Measures
See definitions of EBITDA, net cash, free cash flow, and pro-forma diluted earnings per share included in the discussion of Non-GAAP financial measures below.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiary, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The Company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets. Revenue is primarily derived from gaming units installed on revenue-sharing arrangements. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets. Please visit www.multimediagames.com, twitter.com/MultimediaGames or facebook.com/MultimediaGames, where Multimedia Games discloses important information about the Company, its sales, and its business.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "continue", "intend", "plan", "seek", "estimate", project", "may", or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to maintain strategic alliances; increase unit placements, installations or installed-base; grow revenue; garner new market share; secure new licenses in new jurisdictions; successfully develop or place proprietary product; comply with regulations; or have its games approved by relevant jurisdictions. Please refer to the Company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of March 31, 2013 and September 30, 2012 (In thousands, except share and per-share amounts) (Unaudited)
	March 31,	September 30,
ASSETS	2013	2012
CURRENT ASSETS:
Cash and cash equivalents	$81,486	$73,755
Accounts receivable, net of allowance for doubtful accounts of $313 and $266, respectively	23,866	17,503
Inventory	8,719	7,083
Current portion of notes receivable, net	1,955	8,024
Deferred tax asset	8,248	8,248
Prepaid expenses and other	4,101	6,837
Total current assets	128,375	121,450
Property and equipment and leased gaming equipment, net	70,005	57,924
Intangible assets, net	37,273	37,664
Long-term portion of notes receivable, net	5,128	733
Deferred tax asset, less current portion	2,247	2,418
Value added tax receivable, net of allowance of $755 and $722, respectively	2,981	3,511
Other assets	2,298	2,275
Total assets	$248,307	$225,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long‑term debt	$3,700	$3,700
Accounts payable and accrued liabilities	28,811	30,192
Federal and state income tax payable	2,167	—
Deferred revenue	285	483
Total current liabilities	34,963	34,375
Long-term debt, less current portion	27,750	29,600
Long-term deferred tax liability	6,320	6,320
Other long-term liabilities	511	660
Total liabilities	69,544	70,955
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 37,245,384 and 36,296,027 shares issued, and 28,885,304 and 28,183,549 shares outstanding, respectively	372	363
Additional paid‑in capital	118,368	107,751
Treasury stock, 8,360,080 and 8,112,478 common shares at cost, respectively	(65,716)	(62,048)
Retained earnings	125,739	109,283
Accumulated other comprehensive loss, net	—	(329)
Total stockholders’ equity	178,763	155,020
Total liabilities and stockholders’ equity	$248,307	$225,975

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three and Six Months Ended March 31, 2013 and 2012 (In thousands, except per-share amounts) (Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
REVENUES:
Gaming operations	$33,406	$29,043	$63,380	$53,944
Gaming equipment and system sales	12,787	10,114	26,791	19,707
Other	378	375	702	676
Total revenues	46,571	39,532	90,873	74,327

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue(1)	3,263	3,005	6,450	5,931
Cost of equipment and system sales	5,381	4,175	11,566	8,333
Selling, general and administrative expenses	11,575	12,276	22,918	23,024
Research and development	4,288	3,896	8,469	7,374
Amortization and depreciation	8,143	9,512	16,107	19,202
Total operating costs and expenses	32,650	32,864	65,510	63,864
Operating income	13,921	6,668	25,363	10,463

OTHER INCOME (EXPENSE):
Interest income	144	559	314	1,012
Interest expense	(293)	(357)	(589)	(729)
Other income	23	129	33	1,048
Income before income taxes	13,795	6,999	25,121	11,794
Income tax (expense) benefit	(4,452)	(181)	(8,665)	806
Net income	$9,343	$6,818	$16,456	$12,600

Basic earnings per common share	$0.33	$0.25	$0.58	$0.46
Diluted earnings per common share	$0.31	$0.24	$0.54	$0.44
Shares used in earnings per common share:
Basic	28,666	27,251	28,568	27,454
Diluted	30,348	28,655	30,252	28,577

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended March 31, 2013 and 2012
(Unaudited)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income	$16,456	$12,600
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	16,107	19,202
Accretion of contract rights	3,955	3,829
Share-based compensation	1,855	1,510
Other non-cash items	1,307	800
Interest income from imputed interest	(265)	(797)
Deferred income taxes	171	—
Changes in operating assets and liabilities	(4,524)	491
NET CASH PROVIDED BY OPERATING ACTIVITIES	35,062	37,635
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(25,534)	(19,532)
Acquisition of intangible assets	(4,070)	(2,719)
Advances under development and placement fee agreements	(8,535)	(13,365)
Repayments under development agreements	7,555	7,479
NET CASH USED IN INVESTING ACTIVITIES	(30,584)	(28,137)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	8,771	4,983
Principal payments of long‑term debt	(1,850)	(1,850)
Proceeds from capital leases	—	366
Principal payments of capital leases	—	(34)
Purchase of treasury stock	(3,668)	(1,884)
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,253	1,581
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	(85)
Net increase in cash and cash equivalents	7,731	10,994
Cash and cash equivalents, beginning of period	73,755	46,710
Cash and cash equivalents, end of period	$81,486	$57,704

Reconciliation of U.S. GAAP to Non-GAAP measures:
This press release and accompanying schedules provide certain information regarding (i) EBITDA, (ii) net cash, (iii) free cash flow, and (iv) pro-forma diluted earnings per share, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, or above in this release for pro-forma diluted earnings per share, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, and amortization and accretion of contract rights, (ii) net cash as cash and cash equivalents less long-term debt, (iii) free cash flow as cash flow from operating activities less the acquisition of property and equipment and leased gaming equipment, and (iv) pro-forma diluted earnings per share reflects the following adjustments: a tax expense rate of 32.3% and an estimated $0.05 benefit to fully diluted earnings per share related to the change in depreciable lives of gaming operations equipment. EBITDA, net cash, free cash flow and pro-forma diluted earnings per share are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. We believe that the non-GAAP measures of net cash, free cash flow and pro-forma diluted earnings per share provide useful information to investors as each enhances the overall understanding of our operating performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company's operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	For the Three Months Ended March 31,
	2013	2012
	(in thousands)
Net income	$9,343	$6,818
Add back:
Amortization and depreciation	8,143	9,512
Accretion of contract rights(1)	2,002	1,933
Interest expense (income), net	149	(202)
Income tax expense	4,452	181
EBITDA	$24,089	$18,242

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are netted against revenues in the Consolidated Statements of Operations.

Net Cash

	For the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
		(in thousands)
Cash and cash equivalents	$81,486	$73,295	$57,704
Less:
Long-term debt	(31,450)	(32,375)	(35,482)
Net cash	$50,036	$40,920	$22,222

Free Cash Flow

	For the three months ended
	March 31, 2013	March 31, 2012
	(in thousands)
Net cash provided by operating activities	$20,494	$23,712
Less:
Acquisition of property and equipment and leased gaming equipment	(12,880)	(11,520)
Free cash flow	$7,614	$12,192

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